United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A

Proxy Statement
Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AIR METHODS CORPORATION

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The Exclusive Airborne Health Care Company...Since 1980
Air Methods Corporation
Denver/Centennial Airport
NASDAQ/GSMS:AIRM

Subject:  Air Methods Corporation 2012 Special Meeting of Stockholders

Dear Stockholders:

Our Special Meeting of Stockholders will be held on December 3, 2012.  Our Board of Directors (the “Board”) is seeking your support to increase our authorized shares of Preferred Stock and Common Stock as well as the amendment and restatement of the Company’s Amended and Restated 2006 Equity Compensation Plan (the “2006 Plan”).

First, the Board believes it is in the best interests of the Company to conduct the stock split as it anticipates that the increased number of outstanding shares would place the market price of the issued shares in a range more attractive to investors.  Furthermore, the proposal to increase our authorized shares of Preferred Stock and Common Stock is intended solely to maintain the current ratio between our authorized shares and our outstanding shares after giving effect to the proposed three-for-one stock split.  Second, we believe the proposal to amend and restate the Company’s 2006 Plan should also be supported as the 2006 Plan is the sole remaining equity incentive plan of the Company, and the Board and the Compensation and Stock Option Committee believe that a further increase in the number of shares available for issuance pursuant to the 2006 Plan is essential to the best interests of the Company and its stockholders as it will enable us to continue to offer our employees and our non-employee directors competitive and efficient equity incentive compensation.

Increase in Authorized Shares of Common Stock and Preferred Stock

Our Board has recommended a vote in favor of increasing our authorized shares of Common Stock by 47,000,000 to a total of 70,500,000 shares of Common Stock, and increasing our authorized shares of Preferred Stock by 10,000,000, to a total of 15,000,000 shares of Preferred Stock.  For both the Common Stock and Preferred Stock, the proposed increase is designed to maintain the current ratio between our authorized shares and our outstanding shares after taking into account the proposed three-for-one stock split.  The Board believes it is in the best interests of the Company to conduct the stock split as it anticipates that the increased number of outstanding shares would place the market price of the issued shares in a range more attractive to investors, particularly individuals, which could result in a broader market for the Company’s stock.  Additionally, as outlined in our proxy statement, while the availability of additional authorized shares for issuance may have the effect of discouraging a merger, tender offer, proxy contest or other attempt to obtain control of the Company, the Board has not proposed the increase in the amount of authorized shares of Preferred Stock with the intention of discouraging tender offers or takeover attempts of the Company.  The Board has no current plans to issue any shares of Preferred Stock.

The Board purposely combined the proposal for the increase in authorized shares with the stock split proposal, because the Board does not want to pursue the increase in authorized shares except in connection with the proposed stock split.  Given that the Company is maintaining the same ratio of authorized to outstanding shares on a pre- and post-stock split basis, the Board does not believe the request for additional shares is excessive, as noted by the proxy advisory firm, ISS.

As discussed above, we believe the increased number of outstanding shares would place the market price of the Company’s issued shares in a range more attractive to investors which would broaden the market for the Company’s stock.  As such, the Company’s management and Board request that you vote to approve the proposed increase in our authorized shares of Preferred Stock and Common Stock.

Second Amended and Restated Equity Compensation Plan

Our Board has recommended a vote in favor of the proposal to amend and restate the 2006 Plan to increase the number of shares authorized for issuance under the existing 2006 Plan by 800,000 shares (on a pre-split basis) and to make certain other conforming and technical tax changes to the 2006 Plan.  ISS has issued a negative recommendation regarding the proposal to amend and restate the 2006 Plan based on the amendment failing ISS’s proprietary cost-based analysis of equity incentive plans.  However, we believe ISS erroneously included in its calculation 270,541 shares that were reserved for issuance under equity plans that were terminated in October 2012 (the 1995 Stock Option Plan and the Equity Compensation Plan for Non-Employee Directors).  As noted in our definitive proxy materials, the 2006 Amended and Restated Equity Compensation Plan was (and is) the lone equity compensation plan in effect and was previously approved by our stockholders.

Based on the following actual equity incentive plan information as of October 29, 2012, the record date for the special stockholders meeting, we believe the proposed amendment to the 2006 Plan would easily pass ISS’s proprietary cost-based analysis:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders	159,231	$31.84	321,982
Equity compensation plans not approved by stockholders	---	N/A	---
Total	159,231 (1)	$31.84	321,982 (2)(3)

________________________

(1) Represents options outstanding under the Amended and Restated 2006 Equity Compensation Plan.    The following is additional summary information regarding such options:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Average Intrinsic Value (amount in thousands)
Outstanding at October 29, 2012	159,231	$31.84	2.1	$12,207
Exercisable at October 29, 2012	132,727	$32.17	2.0	$10,131

(2) Does not include 57,968 shares of outstanding restricted stock granted under the 2006 Plan as of October 29, 2012.  Aside from such shares of restricted stock and the options reflected in the table above, there were no other awards outstanding under the 2006 Plan (or under any other equity incentive plan or arrangement of the Company).

(3) Of the aggregate number of shares that remained available for future issuance as of October 29, 2012, all such shares were available for issuance under the 2006 Plan.

Additionally, our proxy statement clarifies that the primary reason behind the larger than normal request for increased shares is due to the October 2012 terminations of the 1995 Stock Option Plan and Equity Compensation Plan for Non-Employee Directors.

We believe our equity compensation philosophy has proven to be an excellent means for aligning our employees’ interests with your interests in the long-term growth and profitability of the Company. The Company’s management and Board request that you vote to approve the amended and restated 2006 Plan. The Company has followed sound corporate governance practices and has delivered on its commitment to provide stockholder value. Without approval of the amended and restated 2006 Plan, we will soon be placed in a difficult position versus our peers in attracting and retaining key employees and non-employee directors. To remain competitive, when current 2006 Plan shares are depleted we will be forced to increase the cash component of compensation to our executives and key employees, which is not in line with our compensation philosophy and distances the employees’ interests from yours as a stockholder. In order for us to continue to retain and attract the best and brightest talent in our industry, we need you to approve the amended and restated 2006 Plan.

Thank you for permitting us to address these important issues with you.  The Board of Directors recommends that you vote in favor of the proposed increase in our authorized shares of Preferred and Common Stock and proposed amendment and restatement to the Company’s 2006 Equity Compensation Plan.

Sincerely,

/s/ David Kikumoto
C. David Kikumoto
Chairman of the Board

In connection with the matters discussed above, the Company has filed a definitive proxy statement and other relevant documents concerning its Special Meeting with the Securities and Exchange Commission (“SEC”).  SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE 2012 SPECIAL MEETING PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  The definitive 2012 Special Meeting Proxy Statement and other documents filed with the SEC by the Company are available free of charge at the SEC’s web site at http://www.sec.gov or at the Company’s web site at www.airmethods.com under the “Investors” tab.